Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

In connection with the foregoing Annual Report on Form 10-KSB to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the use of our report dated February 4, 2000 related to the financial statements of Entropin, Inc. for the period from inception through December 31, 1999.

/s/ CAUSEY DEMGEN & MOORE INC.
Denver, Colorado	CAUSEY DEMGEN & MOORE INC.
March 25, 2004